Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Impart Media Group, Inc. 2006 Equity Incentive Plan, dated as of March 1, 2006, of our report dated March 24, 2006, with respect to the consolidated financial statements of Impart Media Group, Inc. included in its Annual Report on Form 10-KSB for the year ended December 31, 2005, filed with the Securities and Exchange Commission (the "Commission") on April 17, 2006, as amended by Amendment No. 1 on Form 10-KSB/A, filed with the Commission on April 21, 2006.

/s/ Peterson Sullivan PLLC

April 21, 2006
Seattle, Washington